PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS 1st QUARTER 2013 EARNINGS
Tuesday, April 23, 2013 11:00 am local time

Facilitator:
Good morning, and welcome to Peoples Bancorp's conference call. My name is Chad, and I will be your conference facilitator today. Today's call will cover Peoples Bancorp's discussion of results of operations for the quarter ended March 31, 2013.
Please be advised all lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. [Facilitator Instructions]
This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp's future financial performance. These statements are based on management's current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the success, impact, and timing of strategic initiatives; the impact of competitive products and pricing; the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; changes in economic conditions; and other risks detailed in Peoples Bancorp's Securities and Exchange Commission filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples Bancorp disclaims any responsibility to update these forward-looking statements.
Peoples Bancorp's first quarter 2013 earnings release was issued this morning and is available at peoplesbancorp.com.
This call will include about 15 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com.
Peoples Bancorp's participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.
Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:
Thank you, Chad. Good morning and welcome to our call.
Earlier today, Peoples Bancorp reported net earnings of $5.0 million, or 47 cents per share, for the first quarter of 2013. These amounts were up 30% over the linked quarter. Compared to the prior year, first quarter earnings were down 25% due mostly to a smaller reserve release. Also, our annual insurance contingent income was 45% lower than the prior year.
We achieved successes in several key areas during the quarter. First, our fee-based revenue stream remained strong and growing. We also made further progress toward restoring asset quality. Our operating expenses were lower than projected. And lastly, low-cost core deposit balances experienced continued growth. In contrast, total revenue was challenged by the prolonged low rate environment and lack of loan growth.
As we discussed in last quarter's call, one of our 2013 goals is to grow period-end loan balances by 8 to 10 percent. Consumer lending activity is expected to generate over half of this growth. We are pleased to report good progress with our consumer lending in the quarter. Non-mortgage balances experienced 28 percent annualized growth.
On the commercial side, new production has remained strong. In the first quarter, we originated over $65 million of commercial loans - comparable with the prior quarters. However, we continue to experience some sizable payoffs that offset new production. These included two CRE loans with principal balances totaling just over $4 million.
Additionally, competition has intensified, with some competitors offering structures that we believe carry excess credit risk, such as higher loan-to-value or less restrictive covenants. We are committed to sound underwriting and superior asset quality. Thus, we chose not to compromise our credit discipline simply to achieve short-term growth. Loan balances were impacted by us losing some deals in the first quarter.
Loan balances also were impacted by commercial credit line usage. Our C&I portfolio includes nearly $120 million of commercial credit lines. The outstanding balances of these loans tend to fluctuate quarter-to-quarter. At March 31, borrowers were using 55% of this amount versus nearly 60% at year-end. This reduction equates to a $4 million decrease in outstanding loan balances. Compared to the prior year, the amount of commercial credit lines is up 24%, while the usage rate was similar.
Looking ahead, we are entering the peak buying season for homes and cars. In addition, we recently added talent within our indirect lending business. Both of these factors should result in slightly stronger consumer loan growth in the second quarter.
As for commercial loans, we still intend to grow these balances in 2013. However, growth might be more challenged than our consumer loans. Our strategy also remains focused on C&I opportunities more than CRE. At March 31, C&I balances were up 16% year-over-year, compared to a 7% decline in CRE balances.
We believe our existing markets provide meaningful opportunities to grow loans. Still, we are always looking to add talent in areas with growth potential. These could include new markets from our insurance acquisitions in Pikeville, Kentucky and the Jackson-Chillicothe, Ohio region.
Our focus on asset quality continues to produce positive bottom-line results. Total nonperforming assets fell by 14% during the quarter, while total criticized assets decreased 13%. Our net charge-off rate also was lower than our expected level due to a sizable recovery during the quarter.
Given the positive credit trends, we reduced our allowance for loan losses in the first quarter. Still, the level remains strong at nearly 150% of nonperforming loans, up from 129% at year-end.
We continue to take a prudent approach with the allowance. Absent additional recoveries, our net charge-off rate should be in line with our long-term historical range of 20 to 40 basis points. Loan growth also will be a key driver of the allowance level in the future quarters.
I will now turn the call over to Ed for his comments on our first quarter results.

Mr. Ed Sloane:
Thanks, Chuck.
In addition to the first quarter successes Chuck mentioned, we are pleased to make further progress toward growth through acquisitions. Earlier this month, we completed our second insurance acquisition of 2013 with the purchase of a small agency in Jackson, Ohio. The acquired customer accounts consist entirely of employee benefit plans.
The pricing of this transaction reflects a pay-for-performance concept. The base purchase price was 1.6 times the current annual revenue of $450,000. However, only 40% of this amount was paid at closing. The remaining 60% will be paid out over three years, subject to phase-out, should revenue decline. The deal structure also includes incentives to grow revenue. We believe this approach ensures an appropriate return on our investment relative to its risk.
Given the size of this transaction, we will not have a significant impact to our bottom-line or tangible capital levels. However, it adds some diversity to our insurance revenue. Prior to this transaction, property and casualty insurance sales accounted for over 90% of our total insurance revenue. Now, the mix is closer to 85% P&C.
In addition to the revenue diversity, we gained a talented, well-established producer within the employee benefits area. The added expertise will help us expand our benefits practice across our footprint. As a result, we believe meaningful growth opportunities exist.
With the two acquisitions thus far in 2013, we have grown our insurance revenue by $2 million, or nearly 20%.
Turning back to first quarter results, one of our biggest challenges continues to be the flat yield curve. This condition places significant downward pressure on both net interest income and margin. As a result, our balance sheet management emphasizes growing net interest income and, thus, bottom-line earnings, more than simply expanding margin.
It was this focus that led to the investment portfolio repositioning mentioned in our earnings release. The securities sold had an average yield of 50 basis points for the quarter. The decision to sell these securities was based on the impact of higher prepayments on their yield. This included the possibility of future quarter-to-quarter declines during 2013. Through this transaction, we redeployed the funds into securities with a more stable yield of 2%. The pick-up in yield translates to us protecting nearly $1 million of annual net interest income. The trade-off was giving up a little of the potential income lift when interest rates eventually do rise. We are comfortable with this exchange given the Fed's current outlook on interest rates.
Even though our priority is protecting net interest income, first quarter margin compression was more than anticipated. As you will recall, fourth quarter's margin was boosted by 7 points of one-time income. Adjusting for this, we experienced 23 basis points of compression in the first quarter. Increased premium amortization within the investment portfolio accounted for about 7 basis points. The remainder was due mostly to balance sheet growth in a flat rate environment.
As Chuck noted earlier, we experienced strong core deposit growth in the first quarter. Nearly half of this growth came from non-interest-bearing balances. We also experienced growth in savings balances, which carry an average cost of only 5 basis points. At the same time, loan balances declined slightly. The combination created $20 to $30 million in excess funds.

Options for deploying the excess funds were limited. Prepaying long-term borrowings remains extremely expensive. Thus, our choice was either hold them as excess reserves at the Fed or purchase investment securities.
We made the decision to deploy the funds into our investment portfolio to optimize net interest income. Our long-term strategy continues to include reducing the size of the investment portfolio relative to our earning assets. Currently, we are receiving between $8 to $10 million of principal run-off each month given our sizable mortgage position. We intend to fund future loan growth with this cash flow.
As we look to the second quarter, loan growth remains the key to stabilizing, let alone expanding, our net interest margin. We do not expect the same level of deposit growth in the second quarter. We also do not anticipate any meaningful change in interest rates. Thus, second quarter margin could be in the range of 3% to 3.20% depending on the magnitude of loan growth. We will ensure any excess funds are fully invested to minimize the impact on net interest income and margin. Both net interest income and margin would benefit from a steepening of the yield curve based on our current interest rate risk position.
Turning to other operating results, the lower first quarter net interest income more than offset growth within our fee-based revenues. Recent acquisitions are producing increases in our investment and insurance revenues. We also are seeing stronger sales activity in both areas. Production within our mortgage banking area remains stronger than the prior year. However, our annual insurance contingent income was 45% lower than last year, in line with our guidance from the year-end call. Absent this decline, first quarter non-interest income was up 5% over the prior year. This increase was due to 17% higher insurance sales revenue, plus 14% growth in trust and investment revenue. This additional revenue more than offset an 8% decrease in deposit service charges, despite a 3% increase in the number of accounts.
On the expense front, acquisitions and other ongoing strategic investments to grow revenue, such as new talent and re-branding, are causing higher expenses in 2013. However, the first quarter total was over $300 thousand lower than our stated quarterly run-rate of $16.5 million. We believe operating expenses will remain at our stated run-rate in the coming quarters, absent future acquisition activity.
I now will turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski:
Thanks Ed.
Overall, we had mixed success overcoming the challenges facing all banks in the first quarter. Our strong, growing fee-based revenue stream remains a major asset in this flat interest rate environment. Asset quality trends also have remained favorable. However, loan growth is not occurring at the rate we desire for 2013, which is pressuring net interest income.
As we begin the second quarter, we remain confident in our ability to generate positive operating leverage in 2013. Recent strategic investments in our people and processes have created a robust and expansive infrastructure. As such, we have capacity to be a much bigger company with significantly larger transaction volumes. Putting the excess capacity to work is paramount to growing revenue. Banks acquisitions remain an integral part of our plans for doing so.
We also are creating a better client experience with our office remodeling and added talent to our professional staff. These actions demonstrate our effort to build a different kind of bank. We have the sophistication and product offering of the larger national banks, but maintain a customer-centric sales approach. It is this combination that we believe will drive meaningful revenue growth for many quarters to come.
With that said, we are mindful of the need to be disciplined with our operating expenses. Growing revenue can take some time, especially with low interest rates. Thus, we intend to remain patient and hold the line on expenses that do not limit revenue growth.
In terms of 2013 loan growth, we are maintaining our outlook for 8 to 10 percent point-to-point increase in year-end balances. As our first quarter shows, achieving this goal will be a bit more challenging than we had anticipated. We are encouraged by the progress within our consumer lending and are working to maintain this momentum. On the commercial front, our pipeline is strong, with nearly $40 million in new loans likely in the coming quarters. We have another $40 million of approved loans, which will be funded over the next six months. The majority of this amount is for commercial construction loan build-outs. At the same time, we are working to limit the outflow of existing loans. Success in all these areas are key to achieving our growth goal.
Operating conditions are expected to remain challenging over the rest of 2013. Our ability to overcome these challenges will require a continued focus on the levers of success-asset quality, expense management, revenue growth, and capital strength. We will be successful in achieving our strategic goals and generating favorable returns for our shareholders.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q&A session is Ed Sloane, Chief Financial Officer. I will now turn the call back to Chad, our call facilitator.
Thank you.
Question and Answer Session
Facilitator: Thank you. We will now begin the question-and-answer session. [Facilitator Instructions]
Our first question comes today from Scott Siefers with Sandler O'Neill.
Scott Siefers: Good morning, guys.
Chuck Sulerzyski: Good morning, Scott.
Ed Sloane: Hi, Scott.
Scott Siefers: Just a couple of questions. First, Ed, on the margin-you gave the range of 3% to 3.20% depending on loan growth. Just given this quarter's decline, do you see-if we were to continue to come under pressure, would 3% be a bottom for the margin or do you see any risk that it could dip below that level? And what, in your mind, are the biggest risks to the margin at this point? Obviously, loan growth is going to be a real wild card, but just as you see things, what are the biggest risks for margin going forward?
Ed Sloane: Yeah. We're just going out a quarter on the estimates, Scott. So I would say 3% at the bottom without the loan growth. But the other key risk is definitely in the securities portfolio. If the curve flattens even more, then we could see some additional pressure in that area. Keep in mind that we were clear to outline this, that the strategy that we put into place to do some restructuring. We've restructured about

10% of the portfolio to take out some of that volatility. So I think that will help it to stabilize us moving forward.
Scott Siefers: Okay. And do you view this-I know qualitatively you mentioned what it will take in terms of loan growth to stabilize or grow, but do you feel like the $13 Million FTE NII that you generated this quarter is kind of a bottom as well?
Ed Sloane: Again, it's hard to say with those factors that I just described to you. Our view is we're very confident in the loan growth numbers. We put out there an 8% to 10% point-to-point beginning of the year to end of the year loan growth, and that is still our expectation moving into the second quarter. We continue to see very positive signs that way. I think that's going to be a big help. Also, keep in mind Scott and let's talk about revenue as a whole, we do have the fee-based business. I think good credit from your group on that for the quarter in your preliminary look. We're seeing some growth in that area; we expect that to continue and be very similar to what we had last year.
Scott Siefers: Okay. And then along those lines, I think on a core basis you did basically 10% fee income growth last year, if I'm recalling correctly. Do you think that's something that then you can duplicate? So the crux of my question is, I think revenue growth is going to have to accelerate pretty, fairly substantially to hit the positive operating leverage. So can you generate double-digit fee growth again this year?
Ed Sloane: We saw double-digit growth in both insurance and in our trust and investment segment in the first quarter year-over-year. I think those are big positives. I think also mortgage banking income is showing some significant increases: production levels are up year-over-year in the residential real estate, about 22%. I think that's going to be a driver right along with it. Plus we put on the acquisitions with the insurance business, the one in Pikeville and then also the one in Jackson, Ohio. That's giving us a nice boost to the revenue piece as well.
Scott Siefers: Okay. If I can...
Chuck Sulerzyski: Go ahead, Scott. I'm sorry.
Scott Siefers: Hi, Chuck, go ahead.
Chuck Sulerzyski: No, I was going to say, if I can piggyback on that and just a little bit more optimism on the loan front. As I mentioned in the comments, we've got $40 million of construction loans that will be built out between now and end of the year. So those loans are approved, their projects are underway and so forth. The permitting is done. And so we knew that going into the year that we had that to look forward to. So that makes us optimistic.

As it relates to the positive operating leverage, I think you'll see more revenue. And the revenue as it relates to the expenses, we had some small, minor adjustments during the quarter that I think make-our first quarter expenses could have even been better than what they were, if not for some minor accounting treatment.

So, I think that we're pretty optimistic. The expenses were good. The fee income is good, and we had headlined earlier the contingent fees, we got the full-year effect of the acquisitions and so I'm feeling pretty confident about it.
Scott Siefers: Okay. Good. I appreciate that color. And then just final question on the credit side, trends just continue to be pretty good there, and it looks like the charge-off pace is still going to be pretty strong. Ed, maybe, what's your outlook for the provisions? On one hand, you've already taken down a lot of reserve, but on the other hand, you still have a pretty healthy reserve, particularly in comparison to the outlook. So how are you thinking about that dynamic?
Chuck Sulerzyski: I think if you look at our portfolio and you look at what's inside our portfolio, we still have a little bit of a concentration on hotels-that's performing well. And you look at our NPA levels, there's downward pressure on that provision number. Where it gets to is unclear, but it's probably 150 or south over time. Relative to our peer group, our asset quality is stronger and our provision is higher. And I think that over time that will normalize.
Scott Siefers: Okay. And when you said the 150, do you mean the reserve-to-loan ratio?
Ed Sloane: Yes, right.
Scott Siefers: Okay. All right, perfect. Okay. Good. I think that does it for me. Thanks guys.
Ed Sloane: Thanks, Scott.
Facilitator: Our next question comes from Chris McGratty with KBW.
Michael Perito: Good morning, guys. This is Mike Perito on for Chris.
Chuck Sulerzyski: Hi, Mike.
Michael Perito: First, you guys continue to build the capital levels organically and I'm focusing more on bank M&A. Have you guys - what are the conversations? Have you guys seen any pickup in activity? Do you think we could maybe see something this year or is it still a difference in pricing?
Chuck Sulerzyski: No, I would be disappointed if we didn't see something this year. We continue to have conversation, we continue to have - we continue to get opportunities to do due diligence. So we are - if we're doing due diligence, we've got agreements in pricing.

I think that a lot of these smaller banks want to remain independent, but I think that there are some realistic conversations going on. I'm excited about the insurance acquisitions that we've done so far; I think you'll see more insurance acquisitions from us. I think it's also possible that you'll see us do some investment acquisitions.

So we're working hard at it. But I talk to, face-to-face, to two or three banks virtually every week and we haven't gotten anything to the finish line, but I think it's likely that we will.
Michael Perito: Okay, thanks. And then I guess building off of that, where do you guys see the ideal capital levels to kind of run the bank at going forward?
Chuck Sulerzyski: It's in the strategic plan.
Ed Sloane: Yeah. Just from the strategic planning perspective, we're probably close to being in that range now. Our strategic plan calls for a little bit of a buildup of capital over time. It's a five year strategic plan. But for the most part, we're in that range. Just what we have reported before in some of our investor presentations is a five year strategic target range for TCE, tangible common equity-to-tangible assets in the 9% to 10%, and we're approaching that at this point. So I think we're kind of at the bottom end of it and allow for a little bit of buildup in capital over time.

Michael Perito: Okay.
Ed Sloane: That answer your question, Mike?
Michael Perito: Yeah, yes, perfect. Thank you. And I guess one last one, the 10% of the securities portfolio that you guys redeployed into the 2% yield, is the majority of that effect going to start in the second quarter? Was that later in this quarter? Or...
Ed Sloane: Yeah that's - we did that right towards the end of the first quarter, so the second quarter is where you'll see the full impact of that.
Michael Perito: Okay, great. That's all I had. Thank you, guys.
Facilitator: Our next question comes from Eric Grubelich with Highlander Bank Holdings.
Eric Grubelich: Hi, good morning.
Ed Sloane: Hi.
Chuck Sulerzyski: Good morning.
Eric Grubelich: Hi. I had a question, just to get a little bit more color about your earlier comments on the loan portfolio. I think you mentioned that you had a couple of larger payoffs and you also noted some increasing competitive pressure with regard to the - maybe the quality of the loan that was being underwritten.
So could you provide a little bit of color about what you're seeing? What's sort of the issue on the credit side with the loans you've lost? And can you provide a little bit of color on the types of rates that you're putting on with new loans into the portfolio versus what has been rolling off?
Chuck Sulerzyski: First off in terms of the credit quality on the loans that we've lost, we've obviously, if you look out over the last two years, have really had a dramatic - tremendous improvement in our credit quality. So the loans that we've lost primarily have been less desirous than the ones we've retained and the ones that we've brought in.

In terms of rates, we've seen things in the market on an apartment building in Columbus. We had a deal where it went for 210 basis points over LIBOR and we opted not to do that. There's not a return on equity that we see in a deal like that that's consistent with our returns.

Other things that we're seeing, deals where the amount of equity into the deal by the principal is not consistent where we want to be. For instance, a medical office building where the principals were putting in less than 10% of the capital into that, and that's the type of stuff that we're going to stay away from.

Having said that, though, it's always been a competitive business. We know going into the year that it's a competitive business. We feel good about the pipeline that we have. We feel good about the construction projects that we have that haven't yet funded.

So while the first quarter was disappointing to us in the commercial loan category, right now our balances in commercial loans are $14 million more than they were at the end of the quarter. That combined with where we are in the pipeline, that combined with the construction loans, and that combined with the consumer lending being out of the box a little stronger than we thought, still has us confident that that 8% to 10% point-to-point growth, year-end to year-end, is within reach.

Eric Grubelich: So is that point-to-point goal, is that going to be more a function of how successful you are on the C&I and the commercial real estate? I mean you couldn't possibly make that up on the consumer side, right?
Chuck Sulerzyski: No. I mean it's going to be a combination of all product lines. The consumer side has here been very small. It's growing, as I mentioned in the speech, the non-mortgage consumer loans are up at a 28% annual run rate for the quarter. We expect that our C&I - as I mentioned in the comments, the CRE portfolio has shrunk. Part of that is we are remixing it. We expect that that rate of decline in the CRE portfolio to actually revert back. We'll start to see some growth as these construction projects fund.

So I think you'll see continued growth in C&I, which has been up. I don't know what the number was- I think 16% I said. And the CRE portfolio, which has been shrinking, will start to grow. So it will be a combination of CRE, C&I, as well as consumer. I'm optimistic on the consumer as we go forward.
Eric Grubelich: Okay. And then one other thing. On the investment portfolio, I don't know if you mentioned this or not. I got distracted for a minute. But what's the duration of your portfolio right now, given some of this recent remix you did?
Ed Sloane: Right. Effective duration is about three.
Eric Grubelich: Okay, okay.
Ed Sloane: Years, correct. So on the securities that were restructured, we went out a little bit further than that on the duration line. But the yield that we were able to achieve is about 2%.
Eric Grubelich: Okay, great, great. Thanks very much.
Ed Sloane: Thank you.
Facilitator: Our next question comes from Daniel Cardenas with Raymond James.
Daniel Cardenas: Good morning, guys.
Chuck Sulerzyski: Hi, Dan.
Ed Sloane: Hi, Dan.
Daniel Cardenas: Just a couple quick questions. On the indirect side, you said, I think you mentioned, you had hired a new person. I mean how much in terms of indirect growth do you expect to contribute to the consumer growth in 2013? And then maybe if you could talk a little bit about what you're seeing on the rates and the terms out there and how competitive is it?
Chuck Sulerzyski: Yeah. Just a couple of different comments on that. The talent that we've added in indirect is a gentleman to work with dealers in our footprint. We've been in the indirect business for a very long time. We just have primarily been dealing with automobile dealerships within a 25-mile radius of Marietta, Ohio.

Our footprint is obviously more expansive than that. In our other lines of business, the insurance business and the commercial business handle dealers outside of that area and we want to be able to communicate with them and to get business from them.

On the quarter, our indirect portfolio is only $54 million. So our ability to grow that, when we talk about growing at a 28% annual rate, it's small dollars, but I think we can continue that growth for many years to come. The average life of these things are close to three years, give or take. And as we grow the portfolio, we'll see a nice increase.

And in terms of margin in yield and returns, we're seeing - we're obviously doing tiered pricing and kind of a mix of primarily A and B credit. And we're seeing all-in yields in the high 4s%. So and we're very, very happy with that. So it's actually our yields so far have been higher than what we had modeled out originally. Does that help you, Dan?
Daniel Cardenas: Yes. I just don't write as fast as I used to.
Chuck Sulerzyski: Yeah. No I'm good. No I just wanted to make sure. It's actually been a positive story.

Again this is a business that the bank has been in for many, many, many years in a very, very conservative fashion. It's an opportunity for us to grow assets with a really good risk-adjusted return and a higher margin. And hopefully over time, allow us to decrease our dependency on the investment portfolio.
Daniel Cardenas: Right. Okay. And then just kind of quickly turning to the M&A side, you said - it sounds like you're having some fairly good discussions out there. Can you give us any indication as to what seller expectations are looking like? Are they coming in a little bit out of kilter with reality?
Chuck Sulerzyski: Our experiences over the last two years or year-and-a-half of having these conversation is a little bit different than what you read in the press. The whole thing in the press is this great difference between buyers' and sellers' expectations.

All of our conversations, we've been providing a range that's in line with what transactions have done in the Midwest, and we've been willing to go to the high side of that range. And so we get in the door, we get agreement on price. They like what we bring, because we obviously have the insurance business, the investment businesses, a robust suite of electronic services that most of these banks are missing. But then, for the most part, when we get under the covers, it falls apart around the credit quality, particularly with the state-chartered institutions versus the OCC institutions. There's a massive difference between what we see and what we read on the financial statements.
In two deals recently that we got to a finalist position - one, we think the buyer will have seven, eight years of earn-back on the dilution and we're not willing to go there. And the other, we lost out, our price was right in line with what the institution went for. We lost out to a bigger institution that had more float in the stock.

So, we don't feel bad about the M&A getting our swings at the pitch, if you will. We just want to get one done or get another one done, and I'm reasonably confident that we will. And don't - I'm not saying by that comment that I'm reasonably confident that we will, that we have anything that's imminent-I just know that we're working on it. We're having lots of conversations, and I'm optimistic.
Daniel Cardenas: And do you need a transaction to get to that 8% to 10% stated loan growth number that you threw out, or is that organic?

Chuck Sulerzyski: No. No, no, no. No. That we wouldn't do to you.
Daniel Cardenas: All right. Thanks, guys.
Chuck Sulerzyski: Or we would do it to you if we thought we could get away with it, Dan. I'm only kidding, only kidding.
Daniel Cardenas: All right. Thank you.
Facilitator: [Facilitator Instructions] At this time, there appears to be no further questions. Gentlemen, do you have any closing remarks?
Mr. Sulerzyski:
Yes, I want to thank everybody for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com, under the Investor Relations section. Thanks for your time and have a great day.
Facilitator: Thank you very much. This will conclude today's conference call.
END